Exhibit 23(j)
Exhibit
Item 23 (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Davis New York Venture Fund, Inc.:
We consent to the use of our reports dated December 22, 2008 incorporated by reference in this Registration Statement of Davis New York Venture Fund, Inc. (consisting of two series, Davis Global Fund and Davis International Fund) and to the references to our firm under the headings “Financial Highlights” in the Prospectuses for Davis Global Fund and Davis International Fund and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statements of Additional Information for Davis Global Fund and Davis International Fund.

/s/ KPMG LLP
/s/ KPMG LLP

Denver, Colorado
February 23, 2009